                                                                    EXHIBIT 99.3

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      This Report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words "expects", "anticipates", "intends", "believes", "may", "will" or similar language. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in any such forward-looking statements. In evaluating our business, prospective investors should carefully consider the information set forth below under the caption "Factors Affecting Operating Results" set forth herein. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

OVERVIEW

      Prior to July 2002, our business was focused around two main product and service offerings: (i) Web search services, comprised of customizable solutions that offer portals and destination sites the ability to serve differentiated, highly relevant search results to their end users and our paid inclusion services, which provide content publishers greater access to end users through portal and destination site customers of our search engine services, and (ii) content networking products, comprised of a portfolio of software products designed to address the content and information management and distribution requirements of large enterprises. .

      On December 22, 2002, we entered into a definitive merger agreement with Yahoo! Inc. Under the agreement, a newly incorporated wholly-owned subsidiary of Yahoo! will merge with and into Inktomi, with Inktomi remaining as the surviving legal entity and a wholly-owned subsidiary of Yahoo! Under the terms of the merger agreement, upon completion of the merger, Yahoo! will pay to Inktomi's stockholders $1.65 per share of Inktomi common stock outstanding and will assume any options to purchase Inktomi common stock outstanding.

      The merger is subject to a number of conditions including, among other things, approval of Inktomi's stockholders and regulatory approvals and clearances, including under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. We currently expect the merger to be completed in the quarter ending March 31, 2003. There can be no assurance that the merger will be consummated. In the event that the proposed merger fails to close, under certain circumstances we will be required to pay Yahoo! a termination fee of $11.2 million.

      In recent periods, the business climate in general and the service provider market in particular, has experienced dramatic declines. This has adversely impacted our ability to generate revenues and achieve positive earnings. Since April 2001, we have undertaken a number of restructurings, particularly workforce reductions and real estate consolidations, to react to market conditions, reducing expenses through strong cost cutting measures, consolidating operations and undertaking work force reductions. In July 2002, our work force reductions were particularly significant in our content networking group, which has historically generated revenues from the now struggling service provider market. In addition to the workforce reductions, we also significantly reduced the resources devoted to this business. Further, in November 2002, we signed an agreement with Satyam Computer Services Ltd. to assign and, in some cases, subcontract the support for our remaining content networking software customers. Satyam is a provider of professional services employees in offices worldwide. In exchange, we pay Satyam a one-time fee, provide initial training and transfer of certain computer infrastructure components to allow for customer support. The cost of the agreement is approximately $1.0 million which will be recognized over the remaining life of existing customer support contracts. We expect revenues and expenses for our content networking product line to eventually decline to zero in fiscal 2003.

      In December 2002 to further focus our business on Web search services and to improve company cash flow, we completed the sale of our Enterprise Search division to Verity, Inc. ("Verity"). In consideration for the sale, Verity agreed to pay $25.0 million in cash and assumed certain of our obligations under existing enterprise search business contracts, including customer support obligations. Of the consideration payable by Verity, $22.0 million has been paid. $3.0 million plus interest will be paid 18 months following the closing of the sale, subject to reduction for any indemnification claims made by Verity during such 18 month period. The Enterprise Search division is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standard (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-lived Assets and therefore, the results of operations and cash flows have been reclassified from the Company's results of operations and cash flows from continuing operations for all periods presented in this document and presented separately as results of discontinued operations. The Enterprise Search division was part of the Company's Software Products reporting segment. As a result, the following MD&A has been presented on the basis of the Company's continuing


                                     MDA-1
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operations with a separate section discussing discontinued operations.

      As a result of these restructurings, our current business is focused primarily on providing World Wide Web search services for Internet portal and search destination sites. Inktomi Web search provides a customizable, private label solution that offers portals and destination sites the ability to serve differentiated, highly relevant search results. Inktomi Web search, through its paid inclusion services, also provides content publishers greater access to end users through portal and destination site customers of our search engine services.

      Web search services revenues are generated through a variety of contractual arrangements, which include general service fees, per-query search fees, database inclusion fees, maintenance fees and search service hosting fees.

      General services fees and per-query search fees are based, and recognized, on the query volume in the period or the minimum payments of the respective contract. Database inclusion fees are generated from customers who pay on a click-through basis and customers who pay a flat rate per universal resource locator ("URL") to be included in the Inktomi database. Fees based on click-throughs are recognized based on the activity for that period. Fees based on a flat rate per URL are recognized ratably over the term of the contract. Maintenance fees and search services hosting fees are recognized ratably over the term of the contract. For all Web search services, revenue is recognized when persuasive evidence of an arrangement exists, the services have been delivered, performance obligations have been satisfied, no refund obligations exist and collection is reasonably assured.

      Licenses revenues are composed of license and upgrade fees in connection with our software products related to our content networking products. Our content networking products include our Traffic Server network cache platform, our Content Delivery Suite software solutions, our Media Products, Traffic Core, Traffic Edge, Traffic Controller, Inktomi Media Publisher, and Personal Edge. License fees are generally based on the number of CPUs or nodes running the software, or on network traffic throughput across our products, depending on customer deployment, and are generally recognized upon shipment of the software assuming all other revenue recognition criteria have been met.

      Maintenance service revenues are generated through maintenance fees related to our software products. Maintenance service fees are recognized ratably over the term of the maintenance agreement.

      Other services revenues are composed of revenues generated through consulting and, for some historical periods, through fees generated from our Commerce Engine. Consulting fees are recognized ratably over the service period as the services are performed. We completed the sale of our Commerce Division in March 2001 and therefore, services revenues for year ended September 30, 2002 consisted of only consulting and support fees. Our contracts for the Commerce Engine provided for payments consisting of annual infrastructure service fees, transaction fees from participating online merchants and per-query search fees, and advertising revenues and general service fees from Internet portals and other Web site customers.

      In October 1999, we acquired WebSpective Software, Inc., a developer of software solutions for content and application distribution, delivery and management, in a transaction accounted for as a pooling of interests.

      In July 2000, we acquired Ultraseek, Inc., a provider of scalable and customizable search and navigation software solutions, in a transaction accounted for under the purchase method of accounting. As the operations acquired from Ultraseek were integrated into our Enterprise Search division, the results of operations from the Ultraseek operations, including the associated amortization and impairment of goodwill and other intangibles for the period from the date of acquisition onwards have been classified as part of discontinued operations.

      In October 2000, we acquired FastForward Networks, Inc., a developer of software solutions for efficiently enabling streaming media over networks, in a transaction accounted for as a pooling of interests.

      In December 2000, we acquired various business assets of Adero, Inc. relating to billing, settlement and traffic reporting and licensed other related technologies, in a transaction accounted for under the purchase method of accounting.

      In March 2001, we consummated the divestiture of our Commerce Division to e-centives, Inc. in a transaction accounted for as a sale of assets.

      In June 2001, we acquired eScene Networks, Inc., a developer of advanced streaming media applications and services, in a transaction accounted for under the purchase method of accounting.


                                     MDA-2
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      In August 2002, we acquired Quiver Inc., a developer of information categorization and taxonomy solutions, in a transaction accounted for under the purchase method of accounting. As the operations acquired from Quiver were integrated into our Enterprise Search division, the results of operations from the Quiver operations, including the associated amortization and other intangibles from the period from the date of acquisition onwards have been classified as part of discontinued operations.

CRITICAL ACCOUNTING POLICIES

      The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions. On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, impairment of long-lived assets, allowance for doubtful accounts and contingent liabilities related to lease obligation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies may involve a higher degree of judgment and complexity.

REVENUE RECOGNITION

      LICENSES

      Licenses revenues are composed of license and upgrade fees in connection with our software products including Traffic Server network cache platform, Content Delivery Suite software solutions, Media Products, Traffic Core, Traffic Edge, Traffic Controller, Inktomi Media Publisher and Personal Edge. License fees are generally based on the number of CPUs or nodes running the software, or on network traffic throughput across our products, depending on customer deployment, and are generally recognized upon shipment of the software assuming all other revenue recognition criteria have been met.

      We recognize revenues from software licenses when the licensed product is delivered, collection is reasonably assured, the fee for each element of the transaction is fixed or determinable, persuasive evidence of an arrangement exists, and vendor-specific objective evidence exists to allocate the total fee to any undelivered elements of the arrangement.

      We estimate whether collection is reasonably assured based on our knowledge of the customers payment history with us and other sources that may include use of third-party credit rating agencies. Actual collection of amounts from customers will depend on customer specific circumstances and therefore amounts, which we have determined that collection is assured, may ultimately not be collected.

      We estimate whether fees are fixed and determinable based on contractual terms of the arrangement. We generally do not offer rights of refund or acceptance provisions. We do not record revenue until the lapse of these provisions, if provided. We assess whether there is sufficient history of collection for any payment terms provided to customers which are longer than what we provide the majority of our customers. We recognize revenue when amounts become due for any amounts considered to be extended payments.

      Fees from licenses sold together with support and upgrade rights, consulting and implementation services are generally recognized upon delivery provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the services and the services are not essential to the functionality of the licensed software. Services are unbundled from these arrangements based on the price sold separately, or in some instances for support and upgrades, substantive renewal rates using the residual method.

      We assess numerous factors of services provided with licenses sold in order to determine whether they are essential to the functionality of the software including, but not limited to, our history of providing similar services, whether other vendors can provide similar services, whether core software is being changed and whether customer collection of license fees are contingent upon completion of services. Our assessment of these factors is based on our knowledge of the service market, the software functionality which the customer is purchasing and the contractual terms of the arrangement.

      Revenue on upgrade rights is recognized ratably over the term of the agreement and included in licenses revenue.


                                     MDA-3

WEB SEARCH SERVICES

      Web search services revenues are generated through a variety of contractual arrangements, which include general service fees, per-query search fees, database inclusion fees, maintenance fees and search service hosting fees. General services fees and per-query search fees are based, and recognized, on the query volume in the period or the minimum payments of the respective contract. Database inclusion fees are generated from customers who pay on a click-through basis, in some cases also acquiring a customer's product, and customers who pay a flat rate per page to be included in the Inktomi database. Fees based on click-throughs are recognized based on the activity for that period. Fees based on a flat rate per universal resource locator (URL) are recognized ratably over the term of the contract. Maintenance fees and search services hosting fees are recognized ratably over the term of the contract.

      For all Web search services, revenue is recognized when persuasive evidence of an arrangement exists, the services have been delivered, performance obligations have been satisfied, no refund obligations exist and collection is reasonably assured.

MAINTENANCE SERVICES

      Maintenance services revenues are generated through the sale of support services in connection with initial license sales and renewals of support services after the initial service period. Support services generally have a term of one-year and are recognized over the term of the support agreement.

OTHER SERVICES

      Other Services revenues are composed of revenues generated through consulting services and commerce revenues, prior to the divestiture of our Commerce Division in March 2001 (see Note 1 to the Financial Statements). Consulting fees are recognized as the services are performed or upon customer acceptance. In instances where the criteria for recognizing license revenues separate from the consulting or implementation revenues have not been met, both the licenses and consulting fees, excluding the maintenance and support elements, are recognized using contract accounting. When management can make reliable estimates on the extent of consulting services required for full functionality, the revenue for the licenses and consulting fees is recognized on a percentage-of-completion based on labor hours incurred compared to total estimated hours. When management cannot make reliable estimates on the extent of consulting services required for full functionality, the revenue for the licenses and consulting is deferred until the consulting services are completed. We classify revenue from these arrangements as licenses and services revenues, respectively, based upon the vendor-specific objective evidence of each element.

IMPAIRMENT OF LONG-LIVED ASSETS

      We review our long-lived assets, including property, plant and equipment, goodwill and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Events or changes in circumstances that we consider as impairment indicators include, but are not limited to the following:

      - significant underperformance relative to expected historical or projected future operating results;

      - significant changes in the manner of use of the acquired assets or the strategy for our overall business;

      -     a significant decrease in the market price of a long-lived asset;

      -     significant adverse economic and industry trends;

      - a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life;

      -     significant decline in our stock price for a sustained period; and

      -     our net book value relative to our market capitalization.

      Estimates of cash flows related to sublease income and other real estate estimates are based on historical and current information obtained from commercial real estate brokers. This information requires significant judgment and may change in the future.


                                     MDA-4
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      When we determine that the carrying amount of the long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. We use established valuation techniques which rely on these estimates of cash flows which are developed based on our understanding of the underlying cash flows expected from the long-lived asset.

      At June 30, 2002, due primarily to the sustained decrease in our market value as well as other factors, we recorded a charge of $192.4 million in addition to the quarterly amortization of $16.2 million to reflect the impairment of intangibles and other assets, primarily related to our goodwill which was created from our purchase of Ultraseek, Inc which is included as a component of discontinued operations. We also recorded am impairment charge of $8.5 million as part of continuing operations primarily related to the goodwill which was created for our purchase of eScene. See Note 13 to the Financial Statements for further information. Effective October 1, 2002, we will adopt Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which requires, among other things, that goodwill and other intangibles determined to have an indefinite life are no longer to be amortized but are to be tested for impairment at least annually. In addition, the standard includes provisions upon adoption for assessing the impairment of goodwill at the reporting unit level as compared to the enterprise level under the current rules. We adopted SFAS 142 as of October 1, 2002 and expect to complete the initial review during our second fiscal quarter ending March 31, 2003.

      In October 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-lived Assets to be Disposed of, and to develop a single accounting model, based on the framework established by SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Although SFAS 144 supercedes SFAS 121, it retains some fundamental provisions of SFAS 121. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We adopted SFAS 144 as of October 1, 2002, and the implementation did not have a significant effect on our financial statements, except for our expected discontinued operations treatment of the sale of our enterprise search division to Verity, Inc. (see Note 3 to the Financial Statements).

RESTRUCTURINGS

      We monitor our organizational structure and associated operating expenses periodically. Depending on events and circumstances we may decide to restructure our business to reduce operating costs which may include terminating employees, abandoning lease space and incurring other exit costs. We accrue for the restructuring costs when all of the following occur: (1) management commits to the restructuring plan, (2) the termination benefits are communicated to employees subject to termination or other exit costs are estimated in detail,
(3) the plan of termination identifies the number of employees, classification and location, and (4) the period of time to complete the restructuring indicates that significant changes are not likely.

      Any resulting restructuring accrual includes numerous estimates made by management. Estimates of exit costs are developed based on our knowledge of the activity being effected and existing commitments and the cost to exit those commitments. Lease abandonment estimates include estimates of sublease income which are based on historical and current information often obtained from commercial real estate brokers. This information requires significant judgment and may change in the future, which may impact the restructuring accrual. For instance, subsequent to an accrual of lease abandonment we may negotiate a lease termination payment with the landlord which is different than the initial accrual. We monitor our initial estimates periodically and will record an adjustment for any significant changes in estimates.

      In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. We will adopt FSAS 146 for exit or disposal activities that are initiated after December 31, 2002. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when


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restructuring charges are recorded from a commitment date approach to when the liability is incurred.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Management regularly reviews the adequacy of the allowance after considering the size of the accounts receivable balance, historical bad debts, customer's expected ability to pay and our collection history with each customer. Management reviews significant individual invoices that are past due to determine whether an allowance should be made based on the factors described above. The allowance for doubtful accounts represents our best estimate, but changes in circumstances discussed above may result in a change to the amount of the allowance.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In November 2001, the FASB Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products, which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor's products to be a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established. We implemented EITF 01-09 during the fiscal year ended September 30, 2002. The adoption of EITF 01-09 did not have a significant impact on the financial position or results of operations for the fiscal 2001 and 2000.

      In July 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The impairment review required under SFAS 142 will involve a two-step process as follows:

      - Step 1 -- we will compare the fair value of our reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit's fair value, we will move on to step 2. If a unit's fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

      - Step 2 -- we will perform an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit's goodwill. We will then compare the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

      We will adopt SFAS 142 as of October 1, 2002 and expect to complete the initial review during our second quarter ending March 31, 2003.

      In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. The objectives of SFAS 144 are to address significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-lived Assets to be Disposed of, and to develop a single accounting model, based on the framework established by SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. Although SFAS 144 supercedes SFAS 121, it retains some fundamental provisions of SFAS 121. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We will adopt SFAS 144 as of October 1, 2002 and do not expect that the implementation will have a significant effect on our financial statements, except for discontinued operations treatment of the sale of our enterprise search division to Verity, Inc. (see Note 3 to the Financial Statements).

      In June 2002, the FASB issued SFAS 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS 146 also


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includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. We will adopt SFAS 146 for exit or disposal activities that are initiated after December 31, 2002. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

      In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. We are currently assessing what the impact of the guidance would have on our financial statements.

      In November 2002, the EITF reached a consensus on issue No. 00-21 Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21") on a model to be used to determine when a revenue arrangement with multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. The EITF also reached a consensus that this guidance should be effective all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, which for us would be the quarter ending September 30, 2003. We are currently assessing what the impact of the guidance would have on our financial statements.

RESULTS OF OPERATIONS

      The following table sets forth our results of operations expressed as a percentage of revenues. Our historical operating results are not necessarily indicative of the results for any future period.

                                                                                    FOR THE YEAR ENDED SEPTEMBER 30 ,
                                                                                 ------------------------------------
                                                                                 2002            2001            2000
                                                                                 ----            ----            ----
            Revenues
              Licenses ................................................            32%             51%             60%
              Web search services .....................................            52%             30%             24%
              Maintenance services ....................................            10%              9%              5%
              Other services ..........................................             6%             10%             11%
                                                                                 ----            ----            ----
                 Total revenues .......................................           100%            100%            100%
            Cost of revenues
              Licenses ................................................             3%              3%              2%
              Web search services .....................................            17%             14%             10%
              Maintenance services ....................................             4%              3%              1%
              Other services ..........................................             4%              7%              5%
                                                                                 ----            ----            ----
                 Total cost of revenues ...............................            28%             27%             18%
            Gross Profit ..............................................            72%             73%             82%
            Operating expenses
              Sales and marketing .....................................            60%             74%             55%
              Research and development ................................            49%             44%             26%
              General and administrative ..............................            16%             14%              9%
              Amortization of intangibles and other assets ............             1%              3%             --
              Impairment of intangibles and other assets ..............            11%             26%             --
              Restructuring ...........................................            22%              7%             --
              Parkside lease restructuring and termination ............            89%             --              --
              Impairment of building, property and equipment ..........           114%              1%             --
              Purchased in-process research and development ...........            --              --              --
              Acquisition-related costs ...............................            --              11%              2%
                                                                                 ----            ----            ----
                 Total operating expenses .............................           362%            180%             92%
            Operating loss from continuing operations .................          (290)%          (107)%           (10)%
            Impairment of investments .................................            --             (38)%            --
            Other income, net .........................................             7%              6%              8%
                                                                                 ----            ----            ----


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
            Pretax loss from continuing operations before provision for
            income taxes ..............................................          (283)%          (139)%            (2)%
              Income tax provision ....................................            (1)%            (1)%            (1)%
                                                                                 ----            ----            ----
             Loss from continuing operations ..........................          (284)%          (140)%            (3)%
             Net income loss from discontinued operations .............          (271)%           (32)%            (9)%
                                                                                 ----            ----            ----
            Net loss ..................................................          (555)%          (172)%           (12)%
                                                                                 ====            ====            ====

FISCAL YEARS ENDED SEPTEMBER 30, 2002 AND 2001

REVENUES

      Revenues totaled $90.3 million in fiscal 2002, a decrease of $82.2 million or 47.7% from revenues of $172.5 million in fiscal 2001. All of our business experienced declines in revenue, however most of the decline is attributable to decreased license sales in our software products. For fiscal 2002, one customer, America Online ("AOL"), represented 27.3% of total revenues and another customer, Microsoft, represented 10.9% of total revenues. One customer, AOL, represented 10.0% of total revenues in fiscal 2001. For fiscal 2002, AOL represented 46.5% of total license revenues, 18.9% of total maintenance services revenues, 24.6% of total other services revenues and 17.5% of total Web search services revenues. For fiscal 2002, Microsoft represented 20.8% of total Web search services revenues. For fiscal 2001, AOL represented 7.8% of total license revenues, 7.7% of total maintenance services revenues, 7.2% of total other services revenues and 15.5% of total Web search services revenues. For fiscal 2001, Microsoft represented 23.1% of total Web search services revenues.

      We market and sell our products to customers located in the United States and abroad, both through our direct sales force and through our channel partners. Historically, the percentage of sales to customers located outside of the United States has varied substantially. We expect this variation to continue for the foreseeable future. We have generated most of our revenues through direct sales efforts, except in Asia where our revenues have been principally generated through our channel partners.

      Web search services revenues totaled $47.1 million in fiscal 2002, representing a decrease of $4.2 million or 8.2% from Web search services revenues of $51.3 million in fiscal 2001. The decrease was primarily due to weakness in our traditional Web search services, which decreased $20.6 million in fiscal 2002, the result of many smaller or poorly funded companies not being able raise sufficient funds to continue to purchase our services. This decrease in our traditional Web search services was partially offset by the growth of our paid inclusion fee services of $16.4 million or 544% in fiscal 2002 as compared to fiscal 2001. Also, upon expiration in August 2002, AOL, one of our major portal customers, did not renew their Web search services agreement. We expect that this will significantly decrease our traditional Web search business revenues in fiscal 2003. In the future, we expect revenues from paid inclusion fee business to continue to become a greater percentage of our total Web search services revenues. Also going forward, we expect Microsoft, another major portal customer, to contribute a majority of web search service and total company revenues. Web search revenues from Microsoft totaled $9.8 million in fiscal year 2002 representing 20.8% of total Web search revenue for this period. Query volume from Microsoft's MSN Network were also indirectly responsible for $12.7 million of paid inclusion revenue in fiscal year 2002. Total revenue, direct and indirect, generated through Microsoft's MSN Network was $22.5 million in fiscal year 2002.

      License revenues related to the content networking products group totaled $28.8 million in fiscal 2002, representing a decrease of $59.3 million or 67.3% from license revenues of $88.1 million in fiscal 2001. The decrease was primarily due to lower demand for our content networking products across all market segments, including internet service providers. As a result of this continued decline in demand, we announced in July 2002 a restructuring in which we decided to focus our efforts on the Web search services and to reduce our investment in our content networking products group while continuing to maintain support for our content networking software customers and partners. As a result, we expect license revenues to continue to decline to insignificant amounts going forward.

      Maintenance services revenues totaled $9.1 million in fiscal 2002, representing a decrease of $6.1 million or 40.1% over maintenance services revenues of $15.2 million in fiscal 2001. The decrease was primarily the result of a decline in our license revenues. Our emphasis on Web search markets will reduce future services revenues as current maintenance agreements expire. At September 30, 2002, deferred maintenance revenue was $5.5 million, the majority of which we expect to be recognized or sold over our 2003 fiscal year.

      Other services revenues totaled $5.3 million in fiscal 2002, representing a decrease of $12.7 million or 70.6% over services revenues of $18.0 million in fiscal 2001. The decrease was the result of a decline in our consulting revenues of $5.7 million and a decline in our Commerce Division revenues of $7.0 million (which we sold in March 2001). We expect other services revenues to be insignificant going forward.


                                     MDA-8

      During fiscal 2002 and 2001, we recognized revenues of approximately $2.1 million and $29.4 million, respectively, on contracts, development, and licensing arrangements with customers in which we were equity shareholders at September 30, 2002 and 2001, respectively. Prices and fees on these contracts and arrangements were comparable to those given to other similarly situated customers.

COST OF REVENUES

      Cost of revenues totaled $25.6 million in fiscal 2002, representing a decrease of $20.9 million or 44.1% from cost of revenues of $46.5 million in fiscal 2001.

      Web search cost of revenues generally consist of expenses related to the operation of our Web search business, primarily depreciation, and network and hosting charges as well as licensed technology fees. Web search services cost of revenues were $15.3 million in fiscal 2002, representing a decrease of $9.4 million or 38.1% from Web search services cost of revenues of $24.7 million in fiscal 2001. The decrease was primarily the result of decreased network and hosting costs of $5.4 million and decreased depreciation of $2.5 million.

      Licenses cost of revenues generally consists of royalties or license fees associated with licensed technologies used in our software applications. License cost of revenues were $3.0 million in fiscal 2002, representing a decrease of $1.8 million or 37.6% from licenses cost of revenues of $4.8 million in fiscal 2001. The decrease in license cost of revenues was due primarily to decreased license sales in fiscal 2002. Licenses cost of revenues does not necessarily fluctuate proportionately with licenses revenue due to guaranteed minimum royalty obligations we have with certain licensed technologies.

      Maintenance services cost of revenues generally consists of expenses associated with our technical support department. Maintenance services cost of revenues were $3.5 million in fiscal 2002, representing a decrease of $1.9 million or 35.2% from services cost of revenues of $5.4 million in fiscal 2001. The decrease was primarily due to reduced headcount in our technical support department.

      Other services cost of revenues generally consists of expenses associated with our consulting services as well as depreciation and network and hosting charges associated with the operation of our former Commerce business. Other services cost of revenues were $3.8 million in fiscal 2002, representing a decrease of $7.9 million or 67.6% from services cost of revenues of $11.7 million in fiscal 2001. The decrease was primarily the result of decreased consulting services expenses of $4.7 million and decreased Commerce related expenses of $3.2 million.

EXPENSES

      Operating expenses include sales and marketing expenses, research and development expenses, general and administrative expenses, amortization of goodwill and other intangibles, impairment of goodwill and other intangibles, restructuring costs, lease termination costs, impairment of fixed assets, purchased in-process research and development, and acquisition-related costs. Research and development, sales and marketing and general and administrative expenses primarily consist of personnel and related costs.

      In connection with stock option grants and our business acquisitions, certain options granted have been considered to be compensatory. Compensation associated with such options was $5.1 million in fiscal 2002, representing a decrease of $0.5 million or 8% as compared to fiscal 2001. The decrease is a result of a decreased number of employees in fiscal 2002. As of September 30, 2002, we had unamortized deferred compensation of $2.0 million, which will be charged to operations as the underlying options vest.

      Over the next fiscal year, expenses are expected to decrease due to our workforce reductions, lease terminations, fixed assets impairments and our narrower business focus on Web search products and services.

SALES AND MARKETING EXPENSES

      Sales and marketing expenses consist of personnel and related costs for our direct sales force and marketing staff and marketing programs, including trade shows and advertising. Sales and marketing expenses were $53.7 million in fiscal 2002, a decrease of $74.1 million or 58.0% over fiscal 2001. Of the $74.1 million decrease, approximately $45.7 million was due to reduced sales and marketing headcount, $8.9 million resulted from lower commissions on reduced sales, $10.0 million resulted from reduced marketing programs, $7.9 million resulted from reduced bad debt expense and $1.6 million resulted from miscellaneous other savings. The reduction in bad debt expense in fiscal 2002 was the result of improved collections, a change in the remaining revenue mix and lower revenue.


                                     MDA-9

RESEARCH AND DEVELOPMENT EXPENSES

      Research and development expenses consist primarily of personnel and related costs for our development efforts. Research and development expenses were $43.9 million in fiscal 2002, a decrease of $31.2 million or 41.5% over fiscal 2001. This decrease was primarily due to decreased headcount in fiscal 2002 as a result of our restructurings. Our current research and development efforts are focused on adding features and functionality directed to derive additional revenue from our Web search services. We are also focused on continuing to improve the relevance of our Web search service results and the size and freshness of our Web search index.

GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, purchasing, human resources, facilities and legal. General and administrative expenses totaled $14.9 million in fiscal 2002, representing a decrease of $9.7 million or 39.4% over fiscal 2001. Of the $9.7 million decrease, approximately $2.6 million was due to reduced bad debt expense, $2.2 million from reduced general and administrative headcount, $2.0 million from reduced outside consulting expense, $1.3 million from reduced facilities expense, $1.1 million due to reduced depreciation expense, and $0.5 million to other miscellaneous expenses. The reduction in bad debt expense in fiscal 2002 was the result of improved collections, a change in the remaining revenue mix and lower revenue.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES

      Amortization of goodwill and other intangibles primarily relates to amortization of goodwill acquired through our purchase acquisition of eScene, our investment in Airflash, and through our asset purchase from Adero. Amortization of intangibles and other assets totaled $1.3 million in fiscal 2002, a decrease of $4.4 million or 77.2% from $5.7 million in fiscal 2001. The decrease was primarily due to the impairment of goodwill associated with the Airflash investments and intangible assets acquired from Adero, in the quarter ended June 30, 2001.

IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLES

      During fiscal 2002 we recorded $10.2 million in charges to reflect the impairment of goodwill and other intangibles, compared to $44.9 million in fiscal 2001.

      On June 30, 2002, we recorded a charge of $8.5 million to reflect the impairment of goodwill and other intangibles created from the purchase of eScene ($8.5 million). In fiscal 2001, we integrated eScene's product offerings and operations into our entire organization and, therefore, the associated goodwill from this purchase transaction was accounted for as enterprise goodwill. In the quarter ended June 30, 2002, we experienced a sustained decline in our market capitalization to amounts well below our net book value. In addition, other factors occurred in the quarter ended June 30, 2002 that led us to assess whether an enterprise goodwill impairment charge was appropriate. In particular, America Online, one of our largest customers announced in April 2002, that it would not renew its web search contract with us upon expiration in August 2002. In addition, we were experiencing continued negative cash flows during the third quarter ended June 30, 2002. These factors affected our overall enterprise value leading to further decreases in the market capitalization. Because of these factors we conducted an enterprise goodwill impairment analysis and recorded a charge at June 30, 2002 related to the goodwill created from the purchase of eScene.

      In December 2001, we evaluated the remaining intangible assets associated with our asset purchase from Adero and recorded a $1.8 million charge to write-off the remaining net book value as there will be no further revenue streams related to these assets.

      During fiscal 2001, we recorded a non-cash charge of $44.9 million to reflect the impairment of goodwill and other intangibles, primarily related to our goodwill associated with our investment in AirFlash and with the assets acquired from Adero. Our private equity investment in AirFlash was determined to be impaired due to continuing sustained operating losses and no success by AirFlash of obtaining additional funding. No cash flows were anticipated from our investment in AirFlash therefore the associated goodwill was fully impaired. Our goodwill related to the assets acquired from Adero was determined to be impaired as we licensed the remaining technology to a third party during 2001 and estimated discounted cashflows were below the carrying value of the goodwill. An impairment charge was recorded to adjust the carrying value of the Adero goodwill down to the estimated fair value, which was based on the estimated discounted cash flows.


                                     MDA-10

RESTRUCTURING COSTS

Fiscal 2002

      For fiscal 2002, we accrued $19.5 million for restructuring. At September 30, 2002, $7.4 million for restructuring remained outstanding as an accrued liability on our balance sheet.

Fiscal 2002 Fourth Quarter Restructuring:

      In July 2002, we announced plans to focus our business on web search and enterprise retrieval markets. As a result, we significantly scaled back the content networking products group and related corporate infrastructure and eliminated 286 positions and closed several sales offices around the world. As a result of this restructuring, we incurred a charge of $15.4 million made up of $11.8 million of severance and related expenses and $3.5 million in costs associated with office consolidations. Approximately $8.2 million of the charge was paid in the quarter ended September 30, 2002 and the remainder will be paid over the next twelve months.

      As a result of the restructuring, we expected to reduce compensation related expenses by approximately $9.9 million per quarter. We also expected to reduce facility related operating expenses in the amount of $0.7 million for the quarter ended December 31, 2002 and $0.3 million per quarter thereafter, through the end of the lease term which will be through the end of fiscal 2003. In the remaining portion of fiscal 2002, we realized the expected benefits of these restructuring efforts.

Fiscal 2002 Third Quarter Restructuring:

      In April 2002, we completed a restructuring and a workforce reduction of approximately 43 employees to reduce our operating expenses. All of our functional areas were affected by the reduction. As a result of this workforce reduction, we incurred a charge of $2.0 million. During the quarter ended September 30, 2002, a $0.3 million adjustment was made to reduce the charge for severance and related expenses. As of September 30, 2002, approximately $0.3 million of this restructuring accrual remained outstanding as an accrued liability on our balance sheet. The remaining payments will be made over the next six months.

      As a result of the restructuring, we expected to reduce compensation related expenses by approximately $1.4 million per quarter. We also expect to reduce facility related operating expenses in the amount of $0.3 million per quarter through the end of the remaining lease term. In the remaining portion of fiscal 2002, we realized the expected benefits of these restructuring efforts.

Fiscal 2002 First Quarter Restructuring:

      In the quarter ended December 31, 2001, we announced and substantially completed a restructuring and a workforce reduction of approximately 110 employees to reduce our operating expenses. All of our functional areas were affected by the reduction. As a result of this workforce reduction, we incurred a charge of $2.6 million. As of September 30, 2002, none of this restructuring accrual remained outstanding as an accrued liability on our balance sheet.

      As a result of the restructuring we expected to reduce compensation related expenses of approximately $3.2 million per quarter. We also expected to reduce facility related operating expenses through the end of the related lease term and depreciation, through the end of the related useful lives, in the respective amounts of $0.2 million and $0.1 million per quarter. In the remaining portion of fiscal 2002, we realized the expected benefits from this restructuring effort.

Fiscal 2001

      For fiscal 2001, we accrued $11.5 million for restructuring charges. At September 30, 2002, $1.1 million for restructuring remained outstanding as an accrued liability on our balance sheet.

Fiscal 2001 Fourth Quarter Restructuring:

      In the quarter ended September 30, 2001, we instituted a restructuring and a workforce reduction of approximately 33 employees to reduce our operating expenses. The reduction in workforce primarily affected our employees working on wireless related products. As a result of this restructuring, we incurred a charge of approximately $6.5 million in the quarter ended September 30, 2001. This charge included costs associated with underutilized space and office consolidations related primarily to approximately eight sales offices in North America and the United Kingdom. During the quarter ended September 30, 2002, a $0.2 million adjustment was made to reduce the charge for severance and related expenses. As of September 30, 2002, approximately $1.1 million of this restructuring accrual remained outstanding as an accrued liability on our balance sheet, which will be paid over the next twelve months.


                                     MDA-11

      As a result of the restructuring we expected to reduce compensation related expenses of approximately $1.7 million per quarter. We also expected to reduce facility related operating expenses in the amount of $1.7 million for the quarter ended December 31, 2001 and $0.5 million per quarter thereafter, through the end of the lease terms which are through fiscal 2003. We realized the expected benefits from this restructuring effort.

Fiscal 2001 Third Quarter Restructuring:

      In the quarter ended June 30, 2001, we announced and substantially completed a restructuring and a workforce reduction of approximately 194 employees to reduce our operating expenses. All of our functional areas were affected by the reduction. Included in the restructuring charge was $0.6 million for professional fees related primarily to job consultation services for displaced employees. As a result of this workforce reduction, we incurred a charge of $4.9 million. As of September 30, 2002, no amount remained outstanding as an accrued liability on our balance sheet.

      As a result of the restructuring we expected to reduce compensation related expenses of approximately $6.8 million per quarter. We realized the expected benefits from this restructuring effort.

PARKSIDE LEASE RESTRUCTURING AND TERMINATION

      In April 2000, we entered into a lease agreement commencing January 1, 2002 for 381,050 square feet of office space in two mid-rise office buildings in Foster City, California, known as Parkside Towers. Payments under the lease commenced on January 1, 2002, when the property was delivered to Inktomi by the developer and continue over the lease term ending October 31, 2014 for one building and October 31, 2016 for the second building.

      In the quarter ending March 31, 2002, we completed our assessment of our current and future anticipated needs for operating facilities and adopted a plan to consolidate our operating facilities. In accordance with this plan, we recorded a lease termination charge of $74.6 million during the quarter ended March 31, 2002 related to the abandonment of our lease for 381,050 square feet of office space described above. Of the $74.6 million charge, $62.3 related to the expected loss on future subleases and $12.3 related to asset write-offs. Lease abandonment costs for this facility were estimated to include the remaining lease liabilities through the term of the lease, impairment of leasehold improvements, estimated future leasehold improvements and brokerage fees offset by estimated sublease income. Estimates related to sublease costs and income are based on assumptions regarding the period required to locate sub-lessees and sublease rates which were derived from market trend information provided by commercial real estate brokers.

      On September 5, 2002, we executed a Lease Termination Agreement providing for the termination of Parkside Towers. In exchange for the termination of the lease, we agreed to pay the landlords certain consideration including the following: (i) immediate surrender of the cash security deposit of approximately $1.5 million, (ii) consent for the landlords to immediately draw on a letter of credit with Silicon Valley Bank in the amount of approximately $16.5 million,
(iii) immediate cash payment of $12.0 million, a portion of which covered August rent and the pro-rated rent for the month of September through the effective date of the Lease Termination Agreement, (iv) issuance of a $21.5 million promissory note, including $0.2 million imputed interest, of which $5 million is payable on October 1, 2002 and $16.5 million is paid the earlier of the sale of the Bayside facilities or January 21, 2003, (v) payment of 50% of any amounts in excess of $50 million that Inktomi realize upon the sale of the Bayside facilities, (vi) issuance of five million shares of our common stock valued at $2.3 million, (vii) the transfer of two HVAC chillers, (viii) the relinquishment of Inktomi's claim to undispursed portions of the landlords' obligations to contribute funds for tenant improvements in the amount of $441,223, (ix) the granting of registration rights related to the 5 million shares of common stock issued to the Parkside landlords, and (x) the granting of deeds of trust for the Bayside facilities to the landlords to secure the $21.5 million promissory note.

      Total value of the lease termination, including cash and non-cash items, was $54.0 million. As a result, we recorded a charge of $5.4 million in the fiscal 2002 fourth quarter representing the cost in excess of the remaining lease restructuring accrual initially recorded in the quarter ended March 31, 2002. As part of the lease termination transaction, the landlords of the Parkside facility (and their affiliates) agreed, at Inktomi's election, to purchase the Bayside facilities for $37.5 million. Inktomi's right to require the landlords to purchase the Bayside facilities commenced on November 1, 2002 and ended on January 21, 2003. In December 2002, we sold the building to a third party for $41.6 million.


                                     MDA-12

IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT

Fiscal 2002

      In August 2000, we entered into an operating lease agreement for the land and facilities of our corporate headquarters, known as Bayside, in Foster City, California. This operating lease is commonly referred to as a synthetic lease because it represents a form of off-balance sheet financing under which an unrelated third party funds 100% of the costs of the acquisition of the property and leases the asset to Inktomi as lessee. Under the lease terms, we were required to pay lease payments for five years to the lessor. The payments were calculated based on a floating interest rate applied against a $114 million principal value. The agreement was assigned to a third party lessor under the terms of a lease finance structure. This structure also required the creation and maintenance of a cash collateral account that limited the liquidity of $119.6 million of our cash, which was classified as long-term on our balance sheet. During the term of the lease, we had a purchase option to buy the building for $114 million plus breakup fees or to extend the lease. If we elected not to purchase the building or extend the lease term, we had guaranteed to compensate the lessor for the difference between the market value of the building and $114 million, limited upwards to a maximum amount of $101 million (residual value guarantee).

      Due to the declining commercial real estate market in the Bay Area, we believed that it was probable at the end of the lease term in August 2005 that the market value of our Bayside corporate headquarters would be less than the $114 million residual value guarantee. Therefore, we accrued for this loss on a straight-line basis from April 1, 2002 to the end of the lease term. Accordingly, we had recorded $2.2 million in fiscal 2002 as the total estimated future probable loss amounted to $18.8 million. This loss was based on the difference between the residual value guarantee amount and the estimated value of our Bayside corporate headquarters at the end of the lease term determined through the use of estimated future sublease income provided by commercial real estate brokers.

      In August 2002, through the execution of a Termination and Release Agreement, we exercised the purchase option under our operating lease arrangement for the Bayside corporate headquarters and title for such facilities was transferred to Inktomi on such date. We paid $114 million to Deutsche Bank and its affiliates, the holders of the synthetic lease, for the purchase of the Bayside corporate headquarters.

      At the purchase date we valued the Bayside corporate headquarters at $44.8 million based on established valuation techniques. As a result of this valuation, we incurred a charge of $67.0 million in the quarter ended September 30, 2002. We also wrote down to zero the net book value of the Bayside leasehold improvements which totaled $15.5 million during the quarter ended September 30, 2002. In December 2002, we sold the Bayside property to a third party for $41.5 million, with an additional loss of $3.4 million on the sale to be recorded in the quarter ending December 31, 2002.

      In September 2002, we incurred an additional $10.5 million non-cash asset impairment primarily related to computer equipment and furniture and fixtures held in use as the expected cash flows were less than the carrying value of these assets. Factors which triggered our assessment for impairment included continued negative cash flows from operations, continued operating losses and carrying values which exceeded market values. These assets were written down to their estimated fair value based on information obtained from recent sales of similar assets. After the asset write-offs, we expect depreciation expenses to reduce by $2.1 million per quarter beginning in the quarter following the impairment.

      Primarily as a result of our July 2002 restructuring, we incurred an $8.7 million non-cash asset impairment related to abandoned assets of our Web search group and content networking products group.

      As a result of our December 2001 restructuring, we incurred a $1.3 million asset impairment charge. The $1.3 million write-down represents computer equipment consisting of $0.5 million of abandoned assets in the London office that was downsized in the restructuring and $0.8 million of abandoned assets related to Content Bridge services that were discontinued as a product line in the quarter ended December 31, 2001.

Fiscal 2001

      As a result of our September 2001 restructuring, we incurred a $0.7 million non-cash asset impairment charge.

      As a result of our June 2001 restructuring, we incurred a $0.2 million non-cash asset impairment charge.


                                     MDA-13

PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

      A portion of the purchase price we paid for various assets of Adero have been identified as developed technology and in-process research and development ("IPRD"). We identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by the acquired companies concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected income generating ability of the products, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. Based on our analysis of these variables, we recorded a one-time purchased IPRD charge of $0.4 million in fiscal 2001 associated with our purchase of various assets of Adero, because technological feasibility had not been established and no future alternative uses existed.

ACQUISITION-RELATED COSTS

      As a result of our FastForward acquisition in October 2000, we recorded acquisition-related costs of $19.5 million in fiscal 2001, primarily for investment banking fees, accounting, legal and other professional expenses. As of September 30, 2002, no accrued liabilities relating to FastForward acquisition related costs remained outstanding.

IMPAIRMENT OF INVESTMENTS

      In late 1999 and early 2000, we made numerous equity investments in both public and private companies for strategic purposes. Our approach was to invest in companies that were working to expand the markets that we believed to be strategically beneficial to us. Market conditions for technology companies began to deteriorate in late 2000 and this deterioration continued during the first half of 2001. During our quarter ended June 30, 2001, we determined that there was an other-than-temporary decline, or impairment, in value of most of our strategic investments in the amount of $65.9 million. The $65.9 million impairment charge consists of $39.7 million related to four public company investments and $26.2 million related to nine private company investments. We considered the prolonged decline in overall technology market conditions as well as factors such as liquidity and market acceptance on a company specific basis.

OTHER INCOME, NET

      Other income, net generally includes interest on our cash and cash equivalents and short-term investments, less expenses related to our debt and capital lease obligations and gains and losses on disposal of assets and sale of investments. Other income, net, also included $0.4 million of rent from other tenants in our Bayside corporate headquarters after the building was purchased in August 2002. Other income, net, totaled $6.6 million of income in fiscal 2002, a decrease of $3.7 million or 36.1% over fiscal 2001. The decrease in other income, net, was primarily due to a decrease in interest income of $10.6 million, offset by decreased realized losses on investments of $2.2 million, a $2.8 million gain relating principally to the settlement of accruals from previous one-time charges, and a $0.8 million reversal of an accrual related to our former Commerce division in fiscal 2002.

FISCAL YEARS ENDED SEPTEMBER 30, 2001 AND 2000

REVENUES

      Revenues totaled $172.5 million in fiscal 2001, a decrease of $48.1 million or 21.8% from revenues of $220.7 million in fiscal 2000. For fiscal 2001, one customer, AOL, represented 10% of total revenues, while no customer represented over 10% of total revenues in fiscal 2000. For fiscal 2001, AOL represented 7.8% of total license revenues, 7.7% of total maintenance services revenues, 7.2% of total other services revenues and 15.5% of total Web search services revenues. We market and sell our products to customers located in the United States and abroad, both through our direct sales force and through our channel partners. Historically, the percentage of sales to customers located outside of the United States has varied substantially, reflecting the early stage build-out of our international operations. We have generated most of our revenues through direct sales efforts, except in Asia where our revenues have been principally generated through our channel partners.

      Web search services revenues totaled $51.3 million in fiscal 2001, representing a decrease of $0.8 million or 1.6% from Web search services revenues of $52.1 million in fiscal 2000. The decrease was due a decrease in our general Web search business of $3.8 million where many smaller or poorly funded companies could not raise sufficient funds to continue to purchase our services, partially offset by growth in our database inclusion fee business of $3.0 million.


                                     MDA-14

      License revenues totaled $88.1 million in fiscal 2001, representing a decrease of $45.0 million or 33.8% from license revenues of $133.1 million in fiscal 2000. A majority of our license revenues had been generated from Internet service providers. In previous fiscal years, service providers were investing substantial amounts of capital to build out their networks to address Internet opportunities. In fiscal 2001, this segment substantially curtailed spending in response to the challenging economic environment.

      Maintenance Services revenues totaled $15.2 million in fiscal 2001, representing an increase of $3.4 million or 28.2% over maintenance services revenues of $11.9 million in fiscal 2000. The increase was the result of an increase in our content networking support revenues primarily due to an increase in our support revenues generated from service provider customers who purchased support for our products over the last several fiscal years.

      Other Services revenues totaled $18.0 million in fiscal 2001, representing a decrease of $5.6 million or 23.9% over services revenues of $23.6 million in fiscal 2000. The decrease was the result of a decline in our Commerce Division revenues of $8.5 million (which we sold in March 2001), offset by an increase in our consulting revenues of $2.9 million.

      During fiscal 2001 and 2000, we recognized revenues of approximately $29.4 million and $31.3 million, respectively, on contracts, development, and licensing arrangements with customers in which we were equity shareholders at September 30, 2001 and 2000, respectively. Prices on these contracts and arrangements were comparable to those given to other similarly situated customers.

COST OF REVENUES

      Licenses cost of revenues generally consists of royalties or license fees associated with licensed technologies used in our software applications. License cost of revenues were $4.8 million in fiscal 2001, representing a decrease of $0.6 million or 10.7% from licenses cost of revenues of $5.3 million in fiscal 2000. The decrease in license cost of revenues was due primarily to decreased license sales in fiscal 2001. Licenses cost of revenues does not necessarily fluctuate proportionately with licenses revenue due to guaranteed minimum royalty obligations we have with certain licensed technologies.

      Web search cost of revenues generally consist of expenses related to the operation of our Web search business, primarily depreciation, and network and hosting charges as well as licensed technology fees. Web search services cost of revenues were $24.7 million in fiscal 2001, representing an increase of $2.9 million or 13.2% from Web search services cost of revenues of $21.8 million in fiscal 2000. The increase was primarily the result of increased network and hosting costs.

      Maintenance services cost of revenues generally consists of expenses associated with our technical support department. Maintenance services cost of revenues were $5.4 million in fiscal 2001, representing an increase of $2.1 million or 63.3% from services cost of revenues of $3.3 million in fiscal 2000. The increase was primarily due to increased headcount in our tech support department.

      Other services cost of revenues generally consists of expenses associated with our consulting services as well as depreciation and network and hosting charges associated with the operation of our former Commerce business. Other services cost of revenues were $11.7 million in fiscal 2001, representing an increase of $1.6 million or 16.1% from services cost of revenues of $10.1 million in fiscal 2000. The increase was primarily the result of increased consulting services expenses.

EXPENSES

      Operating expenses include sales and marketing expenses, research and development expenses, general and administrative expenses, amortization of goodwill and other intangibles, impairment of goodwill and other intangibles, impairment of intangibles and other assets, restructuring costs, lease termination costs, impairment of fixed assets, purchased in-process research and development, and acquisition-related costs. Research and development, sales and marketing and general and administrative expenses primarily consist of personnel and related costs.

SALES AND MARKETING EXPENSES

      Sales and marketing expenses consist of personnel and related costs for our direct sales force and marketing staff and marketing programs, including trade shows and advertising. Sales and marketing expenses were $127.9 million in fiscal 2001, an increase of $6.8 million or 5.6% over fiscal 2000. This increase was primarily due to an increase in headcount in the first half of fiscal 2001, offset partially by workforce reductions implemented in April and September 2001.


                                     MDA-15

RESEARCH AND DEVELOPMENT EXPENSES

      Research and development expenses consist primarily of personnel and related costs for our development efforts. Research and development expenses were $75.1 million in fiscal 2001, an increase of $17.0 million or 29.3% over fiscal 2000. This increase was primarily due to an increase in headcount in the first half of fiscal 2001, offset partially by workforce reductions implemented in April and September 2001.

GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, purchasing, human resources, facilities and legal. General and administrative expenses totaled $24.6 million in fiscal 2001, an increase of $5.5 million or 28.6% over fiscal 2000. This increase was primarily related to an increase in headcount and consulting expenses.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES

      Amortization of goodwill and other intangibles primarily relates to amortization of goodwill acquired through our purchase acquisitions of eScene, our investment in Airflash and through our asset purchase from Adero. Amortization of intangibles and other assets totaled $5.7 million in fiscal 2001. There was no amortization of intangibles and other assets in fiscal 2000. The increase was primarily related to our Adero asset purchase and eScene acquisition consummated in fiscal 2001.

IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLES

      During fiscal 2001, we recorded a non-cash charge of $44.9 million to reflect the impairment of goodwill and other intangibles, primarily related to our goodwill associated with our investment in AirFlash and with the assets acquired from Adero. Our private equity investment in AirFlash was determined to be impaired due to continuing sustained operating losses and no success by AirFlash of obtaining additional funding. No cash flows were anticipated from our investment in AirFlash therefore the associated goodwill was fully impaired. Our goodwill related to the assets acquired from Adero was determined to be impaired as we licensed the remaining technology to a third party during 2001 and estimated discounted cashflows were below the carrying value of the goodwill. An impairment charge was recorded to adjust the carrying value of the Adero goodwill down to the estimated fair value, which was based on the estimated discounted cash flows.

RESTRUCTURING COSTS

      In fiscal 2001, in light of a challenging operating and business environment, we implemented two restructurings and workforce reductions, totaling approximately 227 employee positions, to reduce our operating expenses. As a result of these workforce reductions, we incurred restructuring charges of $11.5 million in fiscal 2001. The restructuring charge included approximately $6.1 million of severance related amounts, $4.8 million of committed excess facilities and $0.6 million of professional fees.

PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

      A portion of the purchase price we paid for various assets of Adero have been identified as developed technology and in-process research and development ("IPRD"). We identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by the acquired companies concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected income generating ability of the products, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. Based on our analysis of these variables, we recorded a one-time purchased IPRD charge of $0.4 million in fiscal 2001 associated with our purchase of various assets of Adero, because technological feasibility had not been established and no future alternative uses existed.

ACQUISITION-RELATED COSTS

      As a result of our FastForward acquisition in October 2000 and our WebSpective acquisition in October 1999, we recorded acquisition-related cots of $19.5 million and $4.0 million in fiscal 2001 and 2000, respectively, primarily for investment banking fees, accounting, legal and other professional expenses.


                                     MDA-16

IMPAIRMENT OF INVESTMENTS

      In late 1999 and early 2000, we made numerous equity investments in both public and private companies for strategic purposes. Our approach was to invest in companies that were working to expand the markets that we believed to be strategically beneficial to us. Market conditions for technology companies began to deteriorate in late 2000 and this deterioration continued during the first half of 2001. During our quarter ended June 30, 2001, we determined that there was an other-than-temporary decline, or impairment, in value of most of our strategic investments in the amount of $65.9 million. The $65.9 million impairment charge consists of $39.7 million related to four public company investments and $26.2 million related to nine private company investments. We considered the prolonged decline in overall technology market conditions as well as factors such as liquidity and market acceptance on a company specific basis.

OTHER INCOME, NET

Other income, net includes interest on our cash and cash equivalents, short-term investments and our long-term restricted cash, less expenses related to our debt and capital lease obligations and loss on disposal of assets. Other income, net, totaled $10.3 million of income in fiscal 2001, a decrease of $6.6 million or 39% over fiscal 2000. The decrease in other income, net was primarily the result of net realized losses on the sale of investments in fiscal 2001. We incurred net realized losses on the sale of investments of $2.9 million in fiscal 2001, as compared to net realized gains of $1.9 million in fiscal 2000. Interest income decreased from $15.9 million in fiscal 2000 to $15.4 million in fiscal 2001. We incurred foreign exchange losses of $0.6 million in fiscal 2001, as compared to foreign exchange gains of $0.1 million in fiscal 2000.

RESULTS FROM DISCONTINUED OPERATIONS

      In December 2002 to further focus our business on Web search services and to improve company cash flow, we completed the sale of our Enterprise Search division to Verity, Inc. ("Verity") (See note 3). In consideration for the sale, Verity agreed to pay $25.0 million in cash and assumed certain of our obligations under existing enterprise search business contracts, including customer support obligations. Of the consideration payable by Verity, $22.0 million has been paid. $3.0 million plus interest will be paid 18 months following the closing of the sale, subject to reduction for any indemnification claims made by Verity during such 18 month period.The transaction was structured as an asset sale. The gain on the sale of $12.4 million was recorded in December 2002. Verity acquired from us the assets relating to our enterprise search software business, which includes basic search, categorization and content refinement capabilities, as well as our XML technology assets

      The Enterprise Search division is accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standard (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-lived Assets and therefore, the results of operations and cash flows have been reclassified from the Company's results of operations and cash flows from continuing operations for all periods presented in the consolidated financial statements. The Enterprise Search division was part of the Company's Software Products reporting segment.

Revenues and the components of Loss from discontinued operations were as follows (in thousands):

                                                     FOR THE YEAR ENDED SEPTEMBER 30,
                                                  -------------------------------------
                                                  2002 (a)       2001 (b)      2000 (c)
                                                  ---------      --------      --------
            Revenue                               $  22,418      $ 26,036      $  3,551
            Cost of Revenue                          (2,894)       (2,650)       (1,678)
                                                  ---------      --------      --------
            Gross Profit                             19,524        23,386         1,873
            Operating Expenses                     (264,431)      (78,895)      (21,240)
                                                  ---------      --------      --------
            Loss before income tax provision       (244,907)      (55,509)      (19,367)
            Income tax provision                        (70)          (16)           --
                                                  ---------      --------      --------
            Loss from discontinued operations      (244,977)      (55,525)      (19,367)
                                                  =========      ========      ========

(a) Fiscal 2002 includes the following items in operating expenses: $48.9 million related to amortization of goodwill and other intangibles; $192.4 million related to impairment of goodwill and other intangibles (see Note 13 to the financial statements).

(b) Fiscal 2001 includes the following items in operating expenses: $64.7 million related to amortization of goodwill and other intangibles.


                                     MDA-17

(c) Fiscal 2000 includes the following items in operating expenses: $13.2 million related to amortization of goodwill and other intangibles. $4.4 million for write off of in-process research and development (see Note 2 to the financial statements).

      Loss from discontinued operations were $245.0 million in fiscal 2002, an increase of $189.5 million or 341% over fiscal 2001. Of the $189.5 million increase, approximately $192.4 million was related to the impairment of the goodwill and other intangibles associated with our acquisition of Ultraseek, $4.0 million related to increased sales and marketing expenses, $4.5 million related to increased research and development expenses and $3.6 million related to reductions in revenues, offset by reduced amortization expense of $15.8 as a result of the impairment of goodwill and other intangibles recorded in the third quarter of fiscal 2002.

      Loss from discontinued operations were $55.5 million in fiscal 2001, an increase of $36.2 million or 187% over fiscal 2001. The Enterprise Search division was created as a result of the acquisition of Ultraseek in July 2000. As a result only approximately 2.5 months of operations are included in the results from discontinued operations in fiscal 2000. Included in loss from discontinued operations for fiscal 2000 is a write off of $4.4 million associated with acquired In process Research and Development (IPRD) related to our acquisition of Ultraseek.

FISCAL 2002 RESTRUCTURING

In December 2001, April 2002 and July 2002 we completed restructuring and workforce reductions in which 16 Enterprise Search Division positions were eliminated to reduce our operating expenses. As a result of these workforce reductions, the Enterprise Search Division incurred a charge of $0.4 million. As of September 30, 2002, all of these amounts have been paid.

FISCAL 2001 RESTRUCTURING

In September 2001 and June 2001, we completed restructuring and workforce reductions in which 8 Enterprise Search Division positions were eliminated to reduce our operating expenses. As a result of these workforce reductions, the Enterprise Search Division incurred a charge of $0.1 million. As of September 30, 2002, all of these amounts have been paid.

IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLES

      On June 30, 2002, we recorded a charge of $192.4 million to reflect the impairment of goodwill and other intangibles created from the purchase of Ultraseek. In fiscal 2000, we integrated Ultraseek's product offerings and operations into our entire organization and, therefore, the associated goodwill from this purchase transaction was accounted for as enterprise goodwill. In the quarter ended June 30, 2002, we experienced a sustained decline in our market capitalization to amounts well below our net book value. In addition, other factors occurred in the quarter ended June 30, 2002 that led us to assess whether an enterprise goodwill impairment charge was appropriate. In particular, America Online, one of our largest customers announced in April 2002, that it would not renew its web search contract with us upon expiration in August 2002. In addition, we were experiencing continued negative cash flows during the third quarter ended June 30, 2002. These factors affected our overall enterprise value leading to further decreases in the market capitalization. Because of these factors we conducted an enterprise goodwill impairment analysis and recorded a charge at June 30, 2002 related to the goodwill created from the purchase of Ultraseek.

PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

      A portion of the purchase prices we paid for Ultraseek have been identified as developed technology and in-process research and development ("IPRD"). We identified and valued the developed technology and IPRD by conducting extensive interviews, analyzing data provided by the acquired companies concerning developmental products, considering the stage of development of such products and the time and resources needed to complete them, and assessing the expected income generating ability of the products, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD. Based on our analysis of these variables, we recorded a one-time purchased IPRD charge of $4.4 million in fiscal 2000 associated with our Ultraseek acquisition because technological feasibility had not been established and no future alternative uses existed.


                                     MDA-18

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents and short-term investments totaled $45.4 million at September 30, 2002, a decrease of $39.1 million or 46% from $84.5 million at September 30, 2001. The decrease primarily came from cash used in operating activities.

      We used $115.7 million in cash from operating activities from continuing operations during fiscal 2002 as compared to cash used in operating activities from continuing operations of $85.1 million during the prior year. The change was primarily due to the increase in loss from continuing operations of $14.9 million and a decrease in non-cash charges of $11.0 million.

      Cash provided by investing activities from continuing operations was $32.7 million in fiscal 2002, as compared to cash provided by investing activities from continuing operations of $48.7 million in the prior year. The change was primarily the result of $79.1 million less in net proceeds from the sale of short-term investments, net of reinvestments, $114.0 million used in the purchase of our Bayside headquarters, partially offset by the release of restricted cash balances of $129.0 million compared to cash restrictions in the prior year of $9.3 million, and $33.0 million less cash used to purchase property, plant, and equipment, and to fund company acquisitions.

      Cash provided by financing activities from continuing operations was $83.7 million in fiscal 2002, an increase of $79.2 million from the prior year, primarily due to $52.8 million of net proceeds from the issuance of 13.2 million shares of Common Stock in November 2001, and $23.1 million of increased cash proceeds net of repayments of notes payable.

      Cash used in discontinued operations was $1.8 million in fiscal 2002, compared to cash generated from discontinued operations of $9.4 million in fiscal 2001.

      From time to time, we have used debt and leases to partially finance capital purchases. At September 30, 2002, we had $31.4 million in total loans and capitalized lease obligations outstanding. Our underlying assets collateralize the loans, and the underlying equipment obtained through the lease agreements collateralizes each capitalized lease.

      Approximately $8.8 million of our debt at September 30, 2002 was in the form of bank loans, of which $3.8 million was a term loan and $5.0 million were borrowings under a line of credit the size of which is based on accounts receivable balances. The loans are subject to specific financial covenants that are reported to the bank monthly. The covenants (i) require minimum unrestricted cash, cash equivalents and short term investments of $27.5 million, (ii) provide that we cannot incur GAAP loss of more than $137.0 million, $10.3 million, $7.6 million, $4.7 million, $1.3 million for the quarters ended September 30, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 respectively, and (iii) require that we maintain all US bank deposits at the bank. We were in compliance with these covenants at September 30, 2002.

      Any one or more of the following events would constitute a default under the bank facility: payment default, covenant default, the occurrence of a material adverse change, default under certain other agreements, subordinated debt and judgments, misrepresentations regarding information we have disclosed to the bank, and insolvency. Upon the occurrence of a default the bank may declare all obligations due and payable immediately, settle or adjust disputes and claims directly with account debtors for amounts that the bank considers advisable, make such payments as necessary to protect its security interest in the collateral, apply company balances held by the bank to the obligations, and sell the collateral.

      We violated the minimum cash balance covenants for the months ending October and November 2002. The bank waived the covenant violations in December 2002. The Company is currently negotiating to restructure its loan covenants, as it is probable that it will be in violation of the maximum GAAP loss covenants for the quarter ended December 31, 2002. In December 2002, the bank prospectively waived this GAAP loss covenant for the quarter ended December 31, 2002. Accordingly, we have classified all amounts due as current under this facility at September 30, 2002. If we were required to repay the amounts borrowed under these loan arrangements, it would reduce the amount of cash we have available for our operations.

      In September 2002, we executed a Lease Termination Agreement on our Parkside facilities. The total value of the lease termination, including cash and non-cash items, was $54.0 million, with $17.9 million of unrestricted cash paid in the September quarter and additional $21.5 million provided in the form of a promissory note, of which $5 million is payable on October 1, 2002 and $16.5 million is paid the earlier of the sale of the Bayside facilities or January 21, 2003. Non cash items transferred to the lease provider included certain previously purchased assets, five million shares of our common stock, and permission to draw down a letter of credit provided as a security deposit on the facility that was partially collateralized by restricted cash investments. The promissory note was paid in full in the December 2002 quarter.


                                     MDA-19

      In August 2000, we entered into a synthetic lease agreement for our corporate headquarters in Foster City, California. This operating lease is commonly referred to as a synthetic lease because it represents a form of off-balance sheet financing which an unrelated third-party funds 100% of the costs of the acquisition of the property and leases the asset to Inktomi as leasee. This structure required the creation and maintenance of a cash collateral account that limited the liquidity of $119.6 million of our cash, which was classified as long-term on our balance sheet. On August 28, 2002, through the execution of a Termination and Release Agreement, we exercised the purchase option under our lease and title for the facilities was transferred to Inktomi in exchange for $114.0 million. In December 2002, we sold the property for $41.5 million and entered into a five-year lease with the facilities' new owner for the portion of the property that we occupy for an aggregate lease commitment of approximately $2 million per year for a total of $9.8 million, net of costs. The lease may also be terminated at our election after two years in exchange for a fee.

      At September 30, 2002, we had negative working capital of $36.4 million, down from $7.7 million at September 30, 2001. Our current significant capital commitments consist of commitments under operating leases of $37.7 million as well as our agreement to pay cash consideration of $21.5 million in connection with our Parkside lease termination. The $21.5 million cash consideration was paid by December 20, 2002.

                                                                            PAYMENTS DUE BY PERIOD
                                                                   --------------------------------------------
      SIGNIFICANT CONTRACTUAL CASH OBLIGATIONS                                 LESS THAN      1-3       AFTER 3
      AT SEPTEMBER 30, 2002 (IN MILLIONS)                            TOTAL      1 YEAR       YEARS       YEARS
      --------------------------------------------------------     ---------  ----------   ---------   --------
      Operating leases........................................     $   37.7    $    7.4    $   12.1    $   18.2
      Payment for Parkside lease termination..................     $   21.5    $   21.5          --          --
                                                                   --------    --------    --------    --------
      Total significant contractual cash obligations..........     $   59.2    $   28.9    $   12.1    $   18.2
                                                                   ========    ========    ========    ========

      In December 2001, our Board of Directors approved a $5 million revolving line of credit to our Chief Executive Officer. In December 2001, we provided loans to our Chief Executive Officer totaling $4.7 million of which $2.7 million was repaid prior to December 31, 2001. During the quarter ended March 31, 2002, we provided loans to our Chief Executive Officer totaling $0.9 million of which $0.1 was repaid prior to March 31, 2002. During the quarter ended June 30, 2002, we provided loans to our Chief Executive Officer totaling $2.1 million. As of September 30, 2002, total loans outstanding and total accrued interest to our Chief Executive Officer were approximately $4.9 million and $160,000, respectively. These loans are unsecured and are represented by full recourse promissory notes accruing interest at the rate of 6% per annum. Each loan, plus any accrued unpaid interest, will become due the earlier of either two years from the grant date of the individual loan or the date that our Chief Executive Officer leaves the Company. All after tax proceeds of compensatory bonuses and 50% of after tax proceeds from sales of Company stock must be used to pay down the loans outstanding. The first loans will become due in December 2003.

      Our capital and liquidity requirements depend on numerous factors, including market acceptance of our products and services, economic conditions impacting our revenue generation, the resources we devote to developing, marketing, selling and supporting our products and services, the timing and extent of establishing and consolidating international operations, the resources we commit to facilities, the extent and timing our investments, the value of our investments in equity securities and real estate, acquisition costs, and the ability to raise capital and other factors. For the years ended September 30, 2002, 2001 and 2000, we have has incurred losses from continuing operations of $255.8 million, $241.0 million and $8.0 million, respectively, and negative cash flows from operations of continuing operations for the years ended September 30, 2002 and 2001 of $115.8 million and $85.1 million, respectively. We have historically relied upon proceeds from equity offerings to fund operations. During 2002, we undertook restructurings to reduce costs and to reduce cash outflows from operations. Subsequent to September 30, 2002 we completed the sale of the Enterprise Search Division as discussed in Note 3 to the financial statements. As discussed in Note 20 to the financial statements subsequent to September 30, 2002 we implemented a restructuring plan in order to inject cash and reduce the operating expenses on an ongoing basis. These activities generated cash flows needed for our operations. Management believes it has adequate cash resources to fund operations for at least until December 2003 with these additional subsequent cash flows and continued efforts on pursuing increased revenues and monitoring expenses.

QUARTERLY RESULTS OF OPERATIONS

      The following table presents our operating results for each of the eight quarters in the period ending September 30, 2002. Certain information has been reclassified for discontinued operations to reflect the sale of Enterprise Search as described in note 3 to the financials statements. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with our audited


                                     MDA-20
consolidated financial statements and the notes thereto appearing elsewhere in this Current Report on Form 8-K. These operating results are not necessarily indicative of the results of any future period.

                                                                      FOR THE QUARTERS ENDED
                               ----------------------------------------------------------------------------------------------------
                                SEP. 30,     JUN. 30,     MAR. 31,     DEC. 31,     SEP. 30,     JUN. 30,     MAR. 31,     DEC. 31,
                                  2002         2002         2002         2001         2001         2001         2001         2000
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                           (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Licenses .................   $   1,760    $   2,766    $   6,851    $  17,440    $  14,046    $  16,618    $  11,297    $  46,102
  Web search services ......      11,522       13,139       11,795       10,628       12,011       11,374       12,946       14,956
  Maintenance services .....       1,670        2,380        2,599        2,418        4,080        2,757        3,621        4,751
  Other Services ...........         400          945        1,410        2,564        2,921        3,100        3,516        8,430
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total revenues .........      15,352       19,230       22,655       33,050       33,058       33,849       31,380       74,239
Cost of Revenues
  Licenses .................       1,156          645          862          329        1,012        1,100          810        1,849
  Web search services ......       3,960        3,608        3,419        4,277        5,574        6,369        6,458        6,254
  Maintenance services .....         382          970        1,057        1,118        1,069        1,389        1,575        1,377
  Other Services ...........         160          660          951        2,041        1,354        1,493        4,361        4,483
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total cost of
      Revenues .............       5,658        5,883        6,289        7,765        9,009       10,351       13,204       13,963
Gross Profit ...............       9,694       13,347       16,366       25,285       24,049       23,498       18,176       60,276
Operating expenses:
  Sales and marketing ......       7,031       12,755       15,966       17,988       23,280       27,412       35,213       41,967
  Research and
    Development ............       7,056       12,018       11,909       12,925       15,333       17,001       21,675       21,054
  General and
    Administrative .........       2,546        2,940        4,216        5,182        6,112        5,733        6,812        5,924
Amortization of goodwill
    and other intangibles ..          --          422          423          423          386        2,183        3,138           38

Restructuring ..............      14,868        1,960                     2,638        6,536        4,936
Parkside lease
    restructuring and
    termination ............       5,378                    74,608

  Impairment of property,
plant and equipment ........     101,682                                  1,300          706          198
Impairment of intangibles
    and other assets .......          --        8,440                     1,750        2,600       42,315
  Acquisition-related
    Costs ..................          --           --           --           --           --           --           --       19,497
  Purchased in-process
    research and
    development ............          --           --           --           --           --           --           --          430
Total operating expenses ...     138,561       38,535      107,122       42,206       54,953       99,778       66,838       88,910
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Impairment of investments ..          --           --           --           --      (65,895)          --           --
Other income, net ..........         611          901        1,728        3,363        1,924        2,101        2,320        3,995
Loss from continuing
operations before provision
for income taxes ...........    (128,256)     (24,287)     (89,028)     (13,558)     (28,980)    (140,074)     (46,342)     (24,639)
Income tax provision .......        (174)        (112)        (214)        (189)        (142)        (135)        (431)        (214)
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------

    Loss from continuing
operations .................   $(128,430)   $ (24,399)   $ (89,242)   $ (13,747)   $ (29,122)   $(140,209)   $ (46,773)   $ (24,853)
                               =========    =========    =========    =========    =========    =========    =========    =========
Loss from discontinued
operations net of taxes ....      (3,202)    (211,276)     (14,805)     (15,694)     (15,905)     (14,822)     (11,545)     (13,254)

Net loss ...................    (131,632)    (235,675)    (104,047)     (29,441)     (45,026)    (155,031)     (58,318)     (38,107)
Basic and  diluted  net loss
per share:
Continuing operations ......       (0.84)       (0.17)       (0.62)       (0.10)       (0.23)       (1.11)       (0.37)       (0.20)

Discontinued operations ....       (0.02)       (1.45)       (0.10)       (0.11)       (0.12)       (0.12)       (0.09)       (0.11)
                               =========    =========    =========    =========    =========    =========    =========    =========
Net Loss ...................       (0.86)       (1.62)       (0.72)       (0.22)       (0.35)       (1.23)       (0.46)       (0.31)
Weighted average shares
  outstanding:
  Shares used in calculating
    basic and diluted net
    loss per share .........     152,037      145,666      144,073      133,660      127,487      126,755      125,731      124,452
                               =========    =========    =========    =========    =========    =========    =========    =========


                                     MDA-21

FACTORS AFFECTING OPERATING RESULTS

      Interested persons should carefully consider the risks described below in evaluating us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.

            IF THE PROPOSED MERGER WITH YAHOO! IS NOT COMPLETED, OUR BUSINESS AND STOCK PRICE MAY BE ADVERSELY AFFECTED.

      On December 22, 2002, we entered into a definitive merger agreement with Yahoo! Inc. The merger is subject to a number of contingencies, including approval by a majority vote of our stockholders, receipt of regulatory approvals and other customary closing conditions. Therefore, there is a risk that the merger will not be completed or that it will not be completed in the expected time period. If the merger is not completed, we could be subject to a number of risks that may adversely affect our business and stock price, including:

- the trading price of our common stock might decline to the extent that the current trading price reflects a market assumption that the merger will be completed;

- we have and will continue to incur significant expenses related to the merger prior to its closing, including fees paid to an investment bank for a fairness opinion for the merger, and legal and accounting fees, that must be paid even if the merger is not completed; and

- if the merger agreement is terminated under certain circumstances, we may be obligated to pay Yahoo! an $11.2 million termination fee.

      If completion of the merger is substantially delayed, we could be subject to a number of risks that may adversely affect our business and stock price, including:

      - the trading price of our common stock might not exceed $1.65 to the extent that the trading price reflects a market assumption that the merger will be completed; and

- we could suffer repercussions from the limitations on our ability to conduct our business that we are bound by (until the merger is completed or the merger agreement is terminated) in the merger agreement.

      In connection with the proposed merger, we mailed to our stockholders and filed with the SEC a definitive proxy statement which will contain important information about Inktomi, the proposed merger and related matters. We urge you to read the definitive proxy statement when it becomes available.

            THE UNCERTAINTY CREATED BY THE PROPOSED MERGER COULD HAVE AN ADVERSE EFFECT ON OUR REVENUE AND RESULTS OF OPERATIONS.

      Due to our agreement to be acquired by Yahoo!, we are and will continue to be operating in a state of uncertainty about our future until the proposed merger is either completed or the merger agreement is terminated. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products pending resolution of the proposed merger. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

            OUR RECENT SALE OF OUR ENTERPRISE SEARCH DIVISION TO VERITY AND THE ANNOUNCEMENT OF THE SALE OF OUR COMPANY TO YAHOO! COULD IMPAIR EXISTING RELATIONSHIPS WITH OUR SUPPLIERS, CUSTOMERS, STRATEGIC PARTNERS AND EMPLOYEES, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL RESULTS.

      The recent closing of the sale of our Enterprise Search division assets to Verity and the public announcement that we have entered into a definitive merger agreement with Yahoo! could substantially impair important business relationships because of uncertainty regarding our future strategic direction and the distraction completing these transactions will create. Impairment of these business relationships could reduce revenues or increase expenses, either of which could harm our financial results. Specific examples of situations in which we could experience problems include the following:


                                     MDA-22

- suppliers, distributors or customers could decide to cancel or terminate existing arrangements, or fail to renew those arrangements, as a result of either the asset sale or the pending merger with Yahoo!;

- our employees may be distracted by concerns about the pending merger with Yahoo! and therefore may not meet critical deadlines in their assigned tasks or otherwise perform effectively;

- our management personnel may be distracted from day-to-day operations by the time demands associated with these significant corporate transactions and therefore may be unable to timely identify and address business issues as they arise; and

- other current or prospective employees may experience uncertainty about their future roles with us, which could adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

            IF THE PROPOSED MERGER WITH YAHOO! IS COMPLETED, SHARES OF INKTOMI COMMON STOCK WILL NO LONGER REPRESENT EQUITY INTERESTS IN INKTOMI'S BUSINESS.

      If the proposed merger with Yahoo! is completed, each share of Inktomi common stock will be converted into the right to receive $1.65 and will no longer represent an equity interest in Inktomi. Because of this conversion, stockholders will not be able to share in any potential future growth of Inktomi's business.

            IF WE DO NOT INCREASE OUR REVENUES, WE WILL FAIL TO ACHIEVE OR SUSTAIN OPERATING PROFITABILITY.

      We are not currently profitable, and our revenues have declined in recent periods. To achieve and sustain operating profitability on a quarterly and annual basis, we will need to increase our revenue associated with our Web search services. We plan to continue to invest in technology and marketing to develop and improve our products and services and increase market share, but these investments and expenditures may not result in increased revenues. In the future, our revenues may continue to decline, remain flat, or grow at a slow rate, particularly in light of the current market environment.

      In the absence of substantial and sustained revenue growth, we cannot predict when or if we will become profitable. If we fail to achieve profitability or display significant progress towards profitability, our stock price may fall due to a lower perceived value, customers may defer or delay purchases based on our financial condition, our relationships with our partners and distributors may suffer, and we may breach financial covenants in our financial arrangements.

      Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. Despite our recent workforce reductions, we expect to continue to make appropriate investments to develop and market products for the information retrieval markets, improve our customer support capabilities, develop new distribution channels, and fund research and development. These investments and expenditures may not result in increased revenues in the near term, if at all.

            RECENT RESTRUCTURING EFFORTS HAVE RESULTED IN OUR RECOGNIZING SUBSTANTIAL CHARGES. THESE RESTRUCTURING EFFORTS MAY NOT IMPROVE OUR OPERATING RESULTS OR FINANCIAL CONDITION AND THERE EXISTS UNCERTAINTY AS TO WHETHER THESE ACTIONS WILL BE SUCCESSFUL.

      In order to reduce our recurring losses, we have taken a number of actions to reduce our expenses. In fiscal year 2002 and continuing in October 2002, we implemented restructuring initiatives where we consolidated operations, closed certain branch offices, reduced headcount across all business units, sold certain assets and reduced our content networking products group. In the event these restructurings were implemented too late or at insufficient levels, our expenses will be too great over coming periods to achieve profitability. In addition, there is a risk that these cost-cutting actions will impair our ability to effectively develop and market products and services and remain competitive in the industries in which we compete. In the future, we may undertake additional expense reducing actions that may involve one-time expenditures related to severance, facilities or real estate. The impact of these one-time expenses on our financial statements may adversely impact our perceived value.

            IF CUSTOMERS CHOOSE NOT TO USE OR PROMOTE OUR WEB SEARCH SERVICES, OUR REVENUE WILL DECREASE AND OUR GROWTH OPPORTUNITIES WILL SUFFER.

      Revenues from our Web search services result primarily from the number of end-user searches processed by our Search Engine. Our agreements with customers do not require them to direct end-users to our search services or to use our search services exclusively or at all. Accordingly, revenues from search services are highly dependent upon the willingness of customers to promote and use the search services we provide, the ability of our customers to attract end-users to their online services, the volume of end-user searches


                                     MDA-23
that are processed by our Web search services, and the ability of customers to monetize traffic from their Web site search pages. Some of our customers have selected competing search and directory services to operate in combination with our services, which has reduced the number of queries available for us to serve and may erode future revenue growth opportunities. The technological barriers for customers to implement additional services or to replace our services are not substantial.

            THE DECLINING MARKET FOR INTERNET PORTALS HAS LIMITED THE MARKET OPPORTUNITIES FOR OUR WEB SEARCH SERVICES BUSINESS AND HAS ADVERSELY AFFECTED DEMAND FOR OUR SERVICES. CONSEQUENTLY, OUR WEB SEARCH REVENUES ARE LARGELY DEPENDENT UPON A RELATIVELY SMALL NUMBER OF LARGE PORTAL CUSTOMERS.

      Many of our smaller search services customers have elected not to renew their contracts and our market opportunity from portals has become more limited. Many smaller and medium size portals are not profitable, suffer from declining revenue growth and have limited access to capital to fund operational needs, which has resulted in consolidation in the portal industry. In addition, many portals are terminating their operations. As a result, our Web search revenues have become increasingly dependent on a relatively few number of major customers. Economic conditions may lead such customers to stop paying for Web search services, to only pay for such services at highly reduced rates or to leave our services in favor of competitors offering Web search services bundled with other offerings. In order for us to increase revenues from our Web search services business, we will need to attract new customers, develop and deliver new search services, products and features to existing and future customers, establish deeper strategic relationships with our customers, and increase the adoption of our Index Connect and Search Submit search marketing solutions for content publishers.

            A LARGE PERCENTAGE OF OUR CURRENT REVENUE IS DEPENDENT ON ONE CUSTOMER AND IF THIS CUSTOMER STOPS UTILIZING OUR SEARCH SERVICES, OUR REVENUES WILL DECLINE.

      Our Web search revenue is dependent upon the distribution channel provided through the portal customers serving our search queries. Should any significant portal customer reduce or stop utilizing our search services our search marketing solutions revenue would decline. Currently, Microsoft is our largest portal customer, accounting for either directly or indirectly for $5.6 million of our revenue for the quarter ended December 31, 2002. Microsoft's Web search services agreement with us expires in December 2005 and we do not know whether Microsoft intends to renew this agreement upon its expiration or, if this agreement is renewed, whether it will be renewed on the same terms and conditions as currently exist. In addition, we expect revenues from our paid inclusion fee business to continue to become a greater percentage of our total Web search services revenues. Query volume from Microsoft's MSN Network was indirectly responsible for $5.1 million of paid inclusion revenue in the quarter ended December 31, 2002. Should Microsoft cease to be a customer or should Microsoft decide to direct less volume to our service, our business and financial condition would be materially and adversely affected. In addition, AOL, one of our largest portal customers, did not renew its Web search services agreement with us when it expired in August 2002. For the fiscal year ended September 30, 2002, AOL represented $8.3 million in Web search services revenue representing 17.5% of total Web search services revenue for this period. Revenues from our Web search services decreased as a result of the loss of AOL as a customer.

            THE SHIFT IN OUR FOCUS AWAY FROM THE CONTENT NETWORKING MARKET COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

      Our shift in strategy away from content networking will likely reduce the average size of our software transactions and corresponding services revenue. We expect revenues from content networking to be insignificant going forward. In order to maintain existing revenue levels or achieve any revenue growth, we will need to significantly increase revenue from our existing Web search services business. Since the quarter ended December 2000, we have experienced a decline in licenses revenue from sales of our content networking software products. In July 2002, we announced a shift in our strategy to reduce our investment in our content networking products group and focus our business on the Web search services and enterprise search software markets. In December 2002, we consummated the sale of our enterprise search business. We may not be able to increase our Web search revenues in amounts sufficient to offset lost revenues from our content networking business. Although we intend to continue to support customers who purchased our content networking software products and partners marketing such products, such customers and partners may view our strategic shift as a breach of certain obligations we have to them. In addition, in November 2002, we signed an agreement with Satyam Computer Services Ltd. to assign and, in some cases, subcontract the support for our remaining content networking software partners. Satyam is a provider of professional services employees in offices worldwide. In exchange we have paid Satyam a one-time fee of $1 million, provided initial training and transferred certain computer infrastructure components to Satyam to allow for customer support. In the event Satyam fails to provide quality customer support to our content networking software customers and partners, these customers and partners may view this as a breach of our obligations to them. If these customers and partners were to bring or threaten legal action against us, defending these actions could be costly to defend, time-consuming and distracting to our management team.


                                     MDA-24

            WE OPERATE IN A HIGHLY COMPETITIVE AND RAPIDLY CHANGING MARKET, AND OUR INABILITY TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES COULD RESULT IN A LOSS OF MARKET SHARE, FEWER CUSTOMER ORDERS, PRICE REDUCTIONS, REDUCED GROSS MARGINS AND OTHERWISE ADVERSELY HARM OUR FINANCIAL RESULTS.

      We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which are bringing new solutions to market, establishing technology alliances and OEM relationships with larger companies, and focusing on specific segments of our target markets. In some cases, our competitors are implementing aggressive pricing and other strategies that are focused in the short term on building customer bases, name recognition in the market and capturing market share. This may cause some price pressure on our products and services in the future. We compete with a number of companies to provide Internet search and directory services and technology. In the Web services marketplace, our primary competitors include a variety of established and newer companies, including AltaVista, Ask Jeeves, FAST Search and Transfer, Google, Overture, Look-Smart, and Northern Light. These companies and other competitors have focused on search result relevance, database size metrics and ease of use to differentiate their services. In addition, several large media and other Internet-based companies have made investments in, or acquired, Internet search engine companies and may seek to develop or customize their products and services to deliver to our target customers.

      Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software services, or hardware, including operating systems, browsers and network hardware in a manner that may discourage users from purchasing services offered by us. Also, current and potential competitors have or may have greater name recognition, more extensive customer bases and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

            WE MAY LOSE CUSTOMERS AND OUR BUSINESS WILL SUFFER IF WE DO NOT DEVELOP, LICENSE OR ACQUIRE NEW SERVICES, PRODUCTS OR TECHNOLOGIES OR DELIVER ENHANCEMENTS TO EXISTING PRODUCTS AND SERVICES ON A TIMELY AND COST-EFFECTIVE BASIS.

      The markets that we target for our Web search services are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of services embodying new technologies and the emergence of new industry standards could render our existing services obsolete. Our future success and revenue growth will depend upon our ability to develop, acquire and introduce a variety of new services and service enhancements to address the increasingly sophisticated needs of our customers. We have experienced delays in releasing new services and product enhancements and may experience similar delays in the future. Material delays in introducing new services and enhancements may cause customers to forego purchases of our services or to purchase those of our competitors.

            IF THE USE OF THE INTERNET, INTRANETS, EXTRANETS, CORPORATE PORTALS AND WEB PORTALS DOES NOT GROW AS ANTICIPATED, OUR BUSINESS OPPORTUNITIES WOULD BE SERIOUSLY LIMITED.

      Sales of our products and services are dependent upon the development and increased use of corporate intranets, extranets, portals and Websites. Global acceptance and use of these mediums may not continue to develop at recent historical rates. The lack of growing use or initial adoption of these mediums by our targeted customers and their end user customers would impair demand for our products and services and would adversely affect our ability to sell our products and services. Demand and market acceptance for our products and services aimed at servicing intranets, extranets, portals and Websites are subject to a high level of uncertainty and there exist few proven services and products. Our paid inclusion business model relies on the willingness of retailers and service providers to allocate marketing funds to online programs. Our business would be adversely impacted if online marketing programs become an unpopular business tool.

            IF WE DO NOT CONTINUE TO IMPROVE THE EFFECTIVENESS AND BREADTH OF OUR SALES PERSONNEL, WE WILL HAVE DIFFICULTY ACQUIRING AND RETAINING CUSTOMERS.

      Our products and services often require sophisticated sales efforts targeted at a limited number of key people within a prospective customer's organization. Because the market for our products and services is relatively new, many prospective customers are unfamiliar with the services we offer. As a result, our sales effort requires highly trained sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. If we are unable to continue to improve our direct sales operations, we may not be able to increase market awareness and sales of our products and services, which may prevent us from growing our revenue and achieving and maintaining profitability.


                                     MDA-25

            IF WE DO NOT ATTRACT AND RETAIN HIGHLY TRAINED CUSTOMER SERVICE AND SUPPORT PERSONNEL, WE WILL HAVE DIFFICULTY ACQUIRING AND RETAINING CUSTOMERS.

      We require highly trained customer service and support personnel to support our services and products and these personnel are difficult to replace. We currently have a relatively small customer service and support organization and will need to continue to provide extensive training to our staff to enable them to support new customers, new product lines, and the expanding needs of existing customers. Competition for customer service and support personnel is intense in our industry due to the limited number of people available with the necessary technical skills and understanding of the relevant industries.

            IF WE DO NOT ESTABLISH AND MAINTAIN PRODUCTIVE RELATIONSHIPS WITH DISTRIBUTION PARTNERS WHO HAVE TECHNICAL AND MARKETING EXPERTISE AND WHO WE ARE ABLE TO TRAIN IN OUR PRODUCTS AND SERVICES, WE WILL BE UNABLE TO DEVELOP OUR BUSINESS AND INCREASE REVENUE.

      Our future revenue growth is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, including OEMs, resellers, and joint marketing partners. We seek to sign up distribution partners that have a substantial amount of technical and marketing expertise. Even with this expertise, our distribution partners generally require a significant amount of training and support from us before they develop the expertise and skills necessary to effectively sell our products. Particularly, we may be adversely affected if resellers of our paid inclusion products fail to maintain their efforts towards promoting our services.

            WE GENERATE A SIGNIFICANT PORTION OF OUR REVENUE FROM A LIMITED NUMBER OF CUSTOMERS AND, CONSEQUENTLY, THE LOSS OF A KEY CUSTOMER COULD ADVERSELY AFFECT OUR REVENUES AND BE PERCEIVED AS A LOSS OF MOMENTUM IN OUR BUSINESS.

      We have generated a substantial portion of our historical revenues from a limited number of customers. We expect that a small number of portal customers and paid inclusion customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if we lose a major customer for any reason, including non-renewal of a customer contract or a failure to meet performance requirements, or if there is a decline in usage of any customer's search service, our revenues would be adversely affected. AOL, one of our major portal customers, did not renew its Web search services agreement with us when it expired. As a result of AOL ceasing to be a customer, a significant amount of our Web search services revenue is dependent either directly or indirectly on Microsoft. Should Microsoft cease to be a customer our business and financial condition would be materially and adversely impacted. Our potential customers and public market analysts or investors may perceive any loss of a major portal or paid inclusion customer as a loss of momentum in our business, which may adversely affect future opportunities to sell our products and services and cause our stock price to decline. We cannot be sure that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues in any future period.

            IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH PARTNERS, COMPANIES THAT SUPPLY AND DISTRIBUTE OUR PRODUCTS, AND CUSTOMERS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS AND SERVICES.

      We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products and services, enhance our product and service offerings, and expand our sales, marketing and distribution capabilities. If we are unable to develop these key relationships or maintain and enhance existing relationships across our entire product and service offerings, we may have difficulty generating revenues.

            WE LICENSE SOFTWARE COMPONENTS THAT ARE NECESSARY TO OUR PRODUCTS AND SERVICES, AND THE LOSS OF ACCESS TO THIS SOFTWARE OR ANY DECLINE OR OBSOLESCENCE IN ITS FUNCTIONALITY COULD HARM OUR REVENUES AND INCREASE OUR COSTS.

      We have from time to time licensed components from others such as reporting functions, security features, and internalization capabilities, and incorporated them into our products and services. If these licensed components are not maintained, it could impair the functionality of our products and services and require us to obtain alternative products from other sources or to develop this software internally. In either case, this could involve costs and delays and divert the attention of our engineering resources.

            GOVERNMENTAL REGULATION AND THE APPLICATION OF EXISTING LAWS TO THE INTERNET MAY INCREASE OUR COSTS OF DOING BUSINESS AND CREATE POTENTIAL LIABILITY FOR THE DISSEMINATION OF INFORMATION OVER THE INTERNET.

      Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end-users from a central location or local systems. In addition, our Web search services collect end-user information, which we use to deliver services to our customers, and our customers use to deliver services to their users. This creates


                                     MDA-26
the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or under other legal theories based on the nature, content, copying, dissemination, collection or use of these materials. These claims have been threatened against us from time to time and have been brought, and sometimes successfully pressed, against online service providers. It is also possible that if any information provided through any of our products or services contains errors, third parties could make claims against us for losses incurred in reliance on this information. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to protect us from all liability that may be imposed.

            INTERNET-RELATED LAWS COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR COSTS OF DOING BUSINESS AND OUR POTENTIAL LIABILITY.

      Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. The United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union has enacted its own privacy regulations as well as legislation governing e-commerce, copyrights and caching. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption, implementation or modification of laws and regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

            OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO ATTRACT AND RETAIN EXPERIENCED AND CAPABLE PERSONNEL AND OUR BUSINESS WILL THEREFORE SUFFER IF WE ARE UNABLE TO ATTRACT OR RETAIN THE HIGHEST QUALIFIED PERSONNEL NECESSARY FOR OUR SUCCESS.

      Our primary asset is the intellectual capabilities of our employees. We are therefore dependent on recruiting and retaining a strong team of personnel across all functional areas. Competition for these individuals is intense, and we may not be able to attract or retain the highly qualified personnel necessary for our success. Our employment relationships are generally at-will. We have had key employees leave us in the past and we can make no assurance that one or more will not leave us in the future. If any of our key employees were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Many of our key employees have reached or will soon reach the four-year anniversary of their hiring date and will be fully vested in their initial stock option grants. While our key employees are typically granted additional stock options to provide additional incentive to remain with us, the initial option grant is typically the largest and an employee may be more likely to leave us upon completion of the vesting period for the initial option grant. In addition, we must continue to motivate employees and keep them focused on our strategies and goals, which may be difficult due to morale challenges posed by our workforce reductions and general uncertainty about the economy. In light of current market conditions, we may undertake programs to retain our employees that may be viewed as dilutive to our shareholders. We do not have key person life insurance policies covering any of our employees other than our Chief Executive Officer.

            OUR EFFORTS TO INCREASE OUR PRESENCE IN MARKETS OUTSIDE OF THE UNITED STATES MAY BE UNSUCCESSFUL AND COULD RESULT IN LOSSES.

      We market and sell our products and services in the United States and internationally, principally in Europe and Asia. Historically, the percentage of sales to customers located outside of the United States has varied from quarter to quarter, reflecting the limited build-out of our international operations. We have limited experience in developing localized versions of our products and marketing and distributing our products and services internationally. Inherent risks may apply to international markets and operations, including:

-     the impact of recessions in economies outside the United States;

- greater difficulty in accounts receivable collection and longer collection periods;

- the impact of changes in foreign currencies, in particular the EU's conversion to the Euro;

-     unexpected changes in regulatory requirements;

-     difficulties and costs of staffing and managing foreign operations;

-     potentially adverse tax consequences; and


                                     MDA-27

-     political and economic instability.

      We also have limited experience operating in foreign countries and managing multiple offices with facilities and personnel in disparate locations. We may experience difficulties coordinating our efforts, supervising and training our personnel or otherwise successfully managing our resources in these foreign countries. The laws and cultural requirements in foreign countries can vary significantly from those in the United States. The inability to integrate our business in these jurisdictions and to address cultural differences may adversely affect the success of our international operations. In connection with our recent restructurings we have closed, or are in the process of closing, most of our international sales offices and we therefore expect our exposure to the risks and uncertainties resulting from having offices and personnel in foreign countries to reduce over time.

            WE ARE CURRENTLY THE SUBJECT OF A LAWSUIT BY NETWORK CACHING TECHNOLOGY AND OTHER THIRD PARTIES COULD ASSERT THAT OUR PRODUCTS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS. SUCH CLAIMS COULD BE EXPENSIVE TO DEFEND, DISTRACTING TO MANAGEMENT, AND ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

      Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly vulnerable to third party infringement claims as the number of competitors in our industry segments grow and the functionality of products in different industry segments overlaps. We believe that many companies have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. Some of these companies have sent copies of their patents to us for informational purposes. We cannot be sure that these parties will not make a claim of infringement against us with respect to our products and technology. In August 2001, Network Caching Technology L.L.C. (NCT) initiated an action against us alleging that our caching products violate one or more patents owned by NCT. The complaint seeks compensatory and other damages and injunctive relief. This case, and any future actions initiated against us, including an action brought by Teknowledge Corporation which was filed on October 2002, will be time consuming and expensive to defend, will distract management's attention and resources, and could cause product shipment delays or require us to reengineer our products or enter into royalty or licensing agreements. We do not expect to have any significant shipments going forward of the products that, if the NCT lawsuit is successful, would require us to pay royalties. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

            ANTI-TAKEOVER PROVISIONS CONTAINED IN OUR CHARTER AND UNDER DELAWARE LAW COULD IMPAIR A TAKEOVER ATTEMPT.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our Common Stock. These provisions, in addition to provisions contained in our charter, may have the effect of deterring hostile takeovers or delaying changes in our control or management.

            OUR STOCK PRICE IS VOLATILE.

      The market price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations, new products or services or changing customer relationships by us or our competitors, announcements of technological alliances and partnerships, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for technology-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. In the past, companies that have experienced volatility in the market price of their stock have been the subjects of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.


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